EXHIBIT 5.1
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LANG MICHENER LLP
Lawyers - Patent & Trade Mark Agents

BCE Place, 181 Bay Street, Suite 2500
P.O. Box 747
Toronto ON M5J 2T7
Canada

Telephone: 416-360-8600
Facsimile: 416-365-1719


April 19, 2005

Vasogen Inc.
2155 Dunwin Drive
Unit 10
Mississauga, Ontairo
L5L 4M1


Dear Sirs:

RE:      VASOGEN INC. - REGISTRATION STATEMENT ON FORM S-8

We have acted as Canadian counsel to Vasogen Inc. ("Vasogen") in connection with the filing by Vasogen with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 registering 3,000,000 common shares of Vasogen (the "Shares") to be issued in connection with the Vasogen Inc. Employee Stock Option Plan - 2003 (as amended, the "Plan").

In providing the opinions set forth herein, we have examined such documents and corporate records of Vasogen as we have deemed necessary as the basis for such opinions, including a copy of the Plan and a copy of the resolutions of the Board of Directors of Vasogen authorizing the amendment to the Plan and the reservation of the Shares thereunder. In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof. In particular, in respect of the opinion expressed in paragraph 1 below, we have relied upon a Certificate of Compliance dated April 15, 2005 issued by the Director appointed under the CANADA BUSINESS CORPORATIONS ACT.

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario and the opinion expressed herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.


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LANG MICHENER LLP
Lawyers - Patent & Trade Mark Agents                                      Page 2


Based upon the foregoing, we are of the opinion that:

1. Vasogen is a corporation continued and existing under the CANADA BUSINESS CORPORATIONS ACT.

2. The Shares have been validly authorized, allotted and reserved for issuance under the Plan and upon issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of Vasogen.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.


Yours truly,

LANG MICHENER LLP







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